Exhibit 10.60

SENIOR SECURED CONVERTIBLE PROMISSORY

NOTE CONVERSION AGREEMENT

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of the 8th day of July, 2005 by and between TRX, Inc., a Georgia corporation (the “Company”), and Sabre Investments, Inc., a Delaware corporation (the “Noteholder”).

WHEREAS, pursuant to the Senior Secured Convertible Note Purchase Agreement dated as of November 16, 2001, by and between the Company and the Noteholder (the “Note Purchase Agreement”), the Noteholder holds a $15.0 million principal amount Senior Secured Convertible Promissory Note issued by the Company, as amended (the “Note”), convertible into shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at a conversion rate of one share of Common Stock for each $11.03 of principal and accrued and due but unpaid interest at the rate of 11% per annum through the conversion date, adjusted, if necessary, pursuant to Section 2.3 and 2.7 of the Note (the “Conversion Rate”);

WHEREAS, the Company has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to the issuance and sale of the Company’s Common Stock in an underwritten initial public offering (the “Public Offering”); and

WHEREAS, in connection with the Public Offering, the Noteholder and the Company desire to effect the conversion of the Note.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1. Conversion of Note. Subject to the terms and conditions set forth herein, and subject to the condition that the initial offering price to the public of the Common Stock in the Public Offering is equal to or exceeds $11.00 per share, effective immediately prior to the date and time of the First Closing Date (as defined in the Underwriting Agreement to be entered into between the Company and the several underwriters named therein in connection with the Public Offering), all of the outstanding principal amount plus any accrued and due but unpaid interest under the Note, calculated through the First Closing Date, will convert into the number of shares of the Company’s Common Stock determined based on the Conversion Rate.

2. Manner of Conversion/Termination of Note. On the First Closing Date, the Company shall issue and deliver to the Noteholder, or to such other party as directed by the Noteholder, a certificate or certificates or other document evidencing the shares of Common Stock issued upon conversion as set forth in Section 1 of this Agreement, and upon receipt of such certificate or certificates or other document evidencing the shares of Common Stock by the Noteholder, the Note will be deemed paid in full and the accrued interest will be deemed satisfied, with no further obligations thereunder or for the borrowing evidenced by the Note, and all rights of the Noteholder under the Note shall cease and the Noteholder shall be deemed to be a holder of record of the shares of Common Stock of the Company into which the Note was converted.

3. Representations of Noteholder. The Noteholder represents and warrants to the Company that: (i) Noteholder has, and at the time immediately prior to the First Closing Date it will have, good and valid title to the Note, free and clear of all liens, security interests, encumbrances, equities and claims, with no defects of title whatsoever; (ii) Noteholder has strictly complied with the terms of the Note Purchase Agreement at all times since the date of such Note Purchase Agreement; and (iii) Noteholder is not a party to or bound by any agreement, or any judgment, decree or ruling of any governmental authority, affecting or relating to Noteholder’s right to convert the Note.

4. Representations of Company. On the First Closing Date, the Secretary of the Company shall deliver to the Noteholder a certificate executed by the Secretary, dated as of the First Closing Date, certifying that the representations and warranties contained in Section 3 of the Note Purchase Agreement are true and correct in all material respects as of the First Closing Date.

5. Termination of Agreement. In the event that the First Closing Date does not occur on or before September 30, 2005, this Agreement shall terminate and each party shall be released from its obligations hereunder.

6. Waiver of Notice. The Company and the Noteholder hereby waive any and all notice required pursuant to the Note.

7. Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the consummation of the transactions contemplated hereunder.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors, and assigns.

9. Non-waiver. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

10. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

IN WITNESS WHEREOF the parties have signed this instrument as of the date first set forth above.

THE COMPANY:

TRX, INC.

By:	/s/ Timothy J. Severt

NOTEHOLDER:

SABRE INVESTMENTS, INC.

By:	/s/ Gary Golden